Exhibit 99.1

News	Release
ResCare ● 10140 Linn Station Road ● Louisville, Kentucky 40223-3813 ● Phone: 502.394.2100 ● www.rescare.com

MEDIA		INVESTOR
CONTACT:	Nel Taylor	CONTACT:	David Miles
	Chief Communication Officer		Chief Financial Officer
	502/394-2357		502/394-2137
RESCARE NAMES RALPH GRONEFELD SUCCESSOR
TO RETIRING PRESIDENT AND CEO, RON GEARY

Mr. Geary to Remain as Non-Executive Chairman
LOUISVILLE, KY (April 25, 2006) – ResCare, Inc. (NASDAQ/NM:RSCR), the nation’s leading provider of residential, training, educational and support services for people with special needs, announced today that Ralph Gronefeld, 47, President of ResCare’s Community Services Group has been named as successor to Ron Geary, who will be retiring as ResCare’s President and Chief Executive Officer, effective as of ResCare’s annual meeting on June 22, 2006. To assure a smooth and successful leadership transition and at the board’s request, Mr. Geary has agreed to serve as non-executive Chairman of the Board until the annual meeting of shareholders in 2007. Mr. Gronefeld will also retain his position as President of the Community Services Group.
     Mr. Gronefeld joined ResCare in June 1995 as Director of Internal Audit. During his tenure with the company, he has served in various positions of increasing responsibility, including serving as ResCare’s Chief Financial Officer from May 1998 to March 2001, and, most recently, as President of ResCare’s Community Services Group. He is a member of ResCare’s corporate leadership team. Mr. Gronefeld is a certified public accountant and holds a bachelor’s degree in accounting from Bellarmine College, Louisville, Kentucky.
     In commenting on his new position, Mr. Gronefeld said, “I am honored by this promotion and deeply appreciative of the opportunity. To be part of a senior leadership team led by Ron Geary has been invaluable to me, and the experience will serve me well in my new position. It is a privilege to follow in Ron’s footsteps and to continue his legacy. His executive skills, sense of mission and his compassion for the people we serve are traits of leadership that I hold in high esteem. Ron passes the baton at an ideal time, when the company is strong and growing. I am pleased that Ron will continue with the company as its non-executive Chairman of the Board. Together with a team of highly motivated executives, we will build upon the great work he has done for the past 16 years. I am very pleased that I have the total support of our leadership team.”
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RSCR Names Successor for Retiring President and CEO

April 25, 2006
     Mr. Geary joined ResCare in 1990 and was instrumental in taking the company public in 1992. Under Mr. Geary’s leadership, ResCare has grown from serving 1,378 people with 1,500 employees in six states and Puerto Rico to offering supports to hundreds of thousands of people in 36 states, Washington, D.C., Puerto Rico and Canada with more than 38,000 employees.
     “My 16-year journey with ResCare has been an incredible experience,” said Mr. Geary. “It has been wonderful to be associated with a company in which people live their mission and love their work. I remember seeing a few smiles on the faces of board members 16 years ago when I said I thought we could build a billion dollar company. But, with the help of a strong team, we have done just that. I am able to retire at this time with the knowledge that our company is the strongest it has ever been, with an experienced and proven leadership team. I plan to continue to be a major stockholder in ResCare, and I will remain vitally interested in the company and its future. I believe ResCare has exceptional leadership that will guide the company toward even greater things.”
     Mr. Gronefeld added, “I concur with Ron’s evaluation of the strong position of our company. We have increasing demand for our services, a robust pipeline and the capital to make accretive acquisitions – all of which makes us confident of achieving our previously announced guidance for 2006.”
     ResCare, founded in 1974, provides services in 36 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company offering residential, therapeutic, job training and educational supports to people with developmental or other disabilities; providing education and training to young people in the Job Corps program; operating one-stop employment and training services for people experiencing barriers to employment; and giving older people the help they need to stay in their homes. It is headquartered in Louisville, Ky. More information is available at www.rescare.com.
     The company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the company’s filings under the federal securities laws, including its annual, periodic and current reports, the company identifies important factors that could cause the company’s results to differ materially from those contained in such forward-looking statements. Please refer to those disclosures.
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